Exhibit 16(c)
SCHEDULE FOR COMPUTATION OF PERFORMANCE CALCULATIONS
The 30-DAY YIELD is calculated according to the methods prescribed in Form N-1A Item 22(b)(ii).
          30-Day Total Net Income
30-Day Yield =
2<UNDEF>(--------------------------------------------------) + 1)6 -
1<UNDEF>
  (30-Day Average Shares Outstanding)(Prior Day Price)
Fidelity Convertible Securities Fund